Exhibit 10.5

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement is made and entered into this 3rd day of June, 2009 (the "Effective Date"), by and between:

 CheckPoint Fluidic Systems International, Limited, a limited partnership organized under the laws of the state of Texas, whose registered office is at 21356 Marion Lane, Mandeville, LA 70471, (hereinafter referred to as “CheckPoint”); and

Helix Wind Inc., a company incorporated under the laws of the State of Nevada, having its registered address at 1848 Commercial Street, San Diego, CA 92113, (hereinafter referred to as “Helix”).

CheckPoint and Helix are referred to collectively as the “Parties” and each individually as a “Party.”

WHEREAS, CheckPoint has extensive worldwide expertise in precision chemical injection pumping systems for the oil and gas industries, and has developed unique Technology related thereto (as such term is defined in Section 2, below, and holds all rights, including Intellectual Property Rights to the Technology; and

WHEREAS, Helix has developed an advanced and unique wind turbine Rotor (as such term is defined in Section 2, below), and holds all rights, including Intellectual Property Rights to the Rotor; and

WHEREAS, the Parties wish to jointly develop, integrate and test a prototype and subsequent production product that stores wind energy as compressed air, enabling precision chemical injection pumping into oil and gas for CheckPoint applications around the world, as well as for both parties in other processes, and to enter into a joint commercial relationship on mutually agreeable terms.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Purpose and Scope

1.1.
The Parties shall jointly carry out the development, integration, testing and demonstration (hereinafter referred to collectively as the “Development”) of a joint product to be developed by the Parties by integration of the CheckPoint expertise and technology with the Rotor to form an advanced complete wind turbine pneumatic pumping system (the “Prototype”).

1.2.
The Parties are entering this Agreement with the understanding that following the successful Development, the Parties will then participate in a mutual commercial relationship, on mutually acceptable terms and conditions.

1.3.
The terms of this Agreement shall not apply to any work performed by any Party, jointly or severally, outside the scope of this Agreement, and the results of such work performed not strictly pursuant to this Agreement shall not be governed by the provisions of this Agreement.

2.	Definitions

2.1.
"Technology" means individually and collectively, the pneumatic pumping technology developed by CheckPoint for wind turbines and any associated CheckPoint products and all components contained and/or incorporated therein and/or the technology, know-how, techniques, methods and/or designs incorporated and/or utilized in connection therewith, any pumping systems, computer hardware or software - whether or not such bears the trade name and/or trademark of CheckPoint, patents, inventions, etc. which CheckPoint (or its affiliates) has developed, acquired or licensed, and all corrections, modifications, and/or enhancements thereto and any modules and/or elements thereof and all the manuals and other Documentation included therewith and/or accompanying same.

JOINT DEVELOPMENT AGREEMENT

2.2.
"Documentation" means CheckPoint's and Helix’s printed and electronic technical materials and specifications related to each of their Technologies, including but not limited to manuals and promotional materials and software each may provide to the other Party hereunder.

2.3.
"Rotor" means the wind turbine rotor developed by Helix and all components contained and/or incorporated therein and/or the technology, know-how, techniques, methods and/or designs incorporated and/or utilized in connection therewith, any computer hardware or software - whether or not such bears the trade name and/or trademark of Helix, patents, inventions, micro-chips, etc. which Helix (or its affiliates) has developed, acquired or licensed, and all corrections, modifications, and/or enhancements thereto and any modules and/or elements thereof and all the manuals and other documentation included therewith and/or accompanying same.

2.4.
“Prototype” means at least one single functioning complete wind turbine system including the Rotor (as may be further developed hereunder) and the Technology (as may be further developed hereunder), which together compress and store wind energy as compressed air, for continuous or intermittent use by a wide range of pneumatically operated devices.

3.	Stages of Development of the Prototype

3.1.	Definition of Components and Providence of Background Information Stage

3.1.1.
Within ten (10) days of the Effective Date, the Parties shall jointly determine the milestones and deadlines of this Development Project, and CheckPoint shall then produce a suitable Gantt or other work process chart showing the agreed milestones, the major work processes and assignments and responsibilities of each party.

3.1.2.
Within ten (10) days, Helix will nominate an internal delegate to join CheckPoint’s Internet-based Project Management Tool (PMT) as a participant, and CheckPoint will add such person as a member of the PMT immediately upon nomination. As such, henceforth Helix will be aware of all activities CheckPoint is involved in relative to the project. Helix’s delegate agrees to use said PMT to enter any activities for which it is responsible connected to this project so that CheckPoint is also aware of Helix’s activities.

3.1.3.	Within thirty (30) days from the Effective Date, Helix shall be responsible to purchase (at its own cost) and ship the Rotor to CheckPoint facilities in Mandeville.

3.1.4.
CheckPoint shall ensure that all of its representatives who come onto any Helix-controlled premises enter into Helix‘s standard Non-Disclosure Agreement, comply with Helix’s (and any applicable landlord’s) standard safety policies, rules and regulations, and comply with all applicable laws related to such premises. The Parties understand that all such requirements shall be reciprocal when applied to CheckPoint-controlled facilities and Helix representatives.

3.1.5.
Each of the Parties shall provide the other Party, within a period of thirty (30) days from the Effective Date, such technical and any other essential information required for the initial phase of the Development of the Prototype (the “Background Information”). In addition, upon purchasing the Rotor, Helix shall provide CheckPoint any and all relevant information and technical data regarding the Rotor as required by CheckPoint for the preparation of the Technology for integration with the other components. On an ongoing basis, each Party shall disclose to the other Party, all information which is reasonably relevant or required for the accomplishment of the Development.

JOINT DEVELOPMENT AGREEMENT

3.1.6.
Within ninety (90) days from the Effective Date, or sooner if possible, the Parties will finalize the list of components to be integrated by the Parties for the Prototype. Accordingly, if possible, CheckPoint, in consultation with Helix, shall select a compression system or systems to be used in the Prototype (the "Compressor(s)"). However, the Parties acknowledge that it is likely that no readily available compressor may exist to meet the needs of this project, in which case the Parties shall jointly agree on the design parameters of such Compressor and CheckPoint shall undertake the design and manufacture of the prototype of such Compressor at its sole cost. The Parties acknowledge and agree that should CheckPoint need to develop such Compressor, the Milestones of the Development Project will probably need to be adjusted to accommodate any additional engineering time required.

3.2.	Separate Development Stage

3.2.1.
Within a reasonable period of time as outlined in 3.1.1, and adjusted from time to time as may be required and agreed by the Parties, after receiving the Background Information, each of the Parties shall prepare and adjust its part (the "Separate Development") of the Prototype in order to enable the integration of all components to one product. Accordingly, CheckPoint shall prepare and adjust its Technology, using its own development know-how and skills, for integration with the Rotor, and Helix shall prepare and adjust its Rotor, using its own development know-how and skills, for integration with the Pumps with which the Technology will be integrated.

3.3.	Integration Stage

3.3.1.
Upon the completion of the Separate Development Stage, CheckPoint shall make available adequate facilities and its professional personnel as necessary for execution of the integration stage and the testing of the Prototype. The representatives of CheckPoint or Helix will travel to CheckPoint facilities to work with CheckPoint personnel to integrate the Technology, the Compressor(s), and the Rotor to form the Prototype each at CheckPoint’s and Helix’s respective own cost.

3.3.2.	The integration of the components to create the Prototype shall be conducted according to the general outlines as detailed in Exhibit A hereto.

3.3.3.
 The Parties undertake to provide all required manpower and/or tools as required in order to complete the integration process in a timely and efficient manner. The forecasted time-frame for the completion of the integration stage is ninety (90) days.

3.3.4.	Each of the parties shall appoint a representative who shall be responsible for the proper and efficient coordination and cooperation between the Parties.

3.4.	Testing and Development Completion Stage

3.4.1.
Upon completion of the integration stage, the Parties shall jointly conduct testing of the Prototype to evaluate the success of the integration of the various components and to test the functioning and production capacity of the Prototype. The testing shall be carried out by the Parties mutually and in full cooperation and shall be considered as completed successfully based on parameters that will be determined and agreed upon by both Parties.

JOINT DEVELOPMENT AGREEMENT

3.4.2.
Helix agrees that a Prototype in which the Turbine portion operates in a manner that Helix determines is consistent with its expectations for a period of not to exceed 60 days shall be deemed sufficient information to proceed with activities related to production of commercial product based around the Prototype.

3.4.3.
CheckPoint agrees that a Prototype in which Compressor(s) and air storage portions prove to meet the needs of the chemical pumps CheckPoint intends to drive using for a period not to exceed 60 days shall be deemed sufficient information to proceed with activities related to production of commercial product based around the Prototype.

4.	Expenses

4.1.
Each Party shall bear their own expenses except for the purchase of the Rotor and its associated expenses, which shall be borne solely by Helix, and the Technology and Pumps, which shall be borne solely by CheckPoint. Any money, expenses or losses expended or incurred by either Party related to this Agreement shall be such Party’s sole cost and expense.

5.	Interim Reporting

5.1.
The Parties’ representatives shall hold meetings or conference calls for information, whether regularly or as required, at which meeting/conference they shall each report their progress, results and other matters of the Development to the other and deliberate any technical issues if necessary.

6.	Confidentiality

6.1.
The Parties covenant and undertake that, during the Term and for a period of five (5) years thereafter, absent the disclosing Party’s prior written consent, all information, written or oral, relating to the disclosing of either Party’s technology, business or any other information (actual or planned) which has been or will be disclosed to the other Party prior to the signing hereof and/or during the course of and pursuant to this Agreement, and specifically but not limited to the Documentation and documentation of a similar nature to be provided by CheckPoint or Helix to the other hereunder, whether or not same has been designated by the disclosing Party as confidential, which by its nature would ordinarily be thought to be confidential (the "Confidential Information"), shall be maintained by the receiving Party in full and absolute confidence, and the receiving Party shall not use such Confidential Information, directly or indirectly, in whole or in part, for its own benefit or any purpose whatsoever except as specifically and explicitly provided hereunder. The confidentiality undertakings herein shall not apply to specific information which: (i) is in, or enters into, the public domain other than by reason of a breach hereof; (ii) is already known to the receiving Party prior to receipt thereof from the disclosing Party; (iii) is disclosed to the receiving Party after the date hereof from a third party who has the right to transfer or disclose such information, without violation of a confidentiality obligation; (iv) the receiving Party has independently developed, prior to this Agreement, and without breach of this Agreement; or (v) is disclosed pursuant to applicable law or regulation, by order, requirement of a court, administrative agency, or other governmental body. In the event that the receiving Party shall determine that sub-part (ii) applies to otherwise Confidential Information, the receiving Party shall give 30 days advance written notice to the disclosing Party of its intent to disclose such information so that the disclosing Party may seek any legal remedies it deems necessary including but not limited to and order of injunction against such disclosure.

JOINT DEVELOPMENT AGREEMENT

6.2.
The Parties will not use any Confidential Information otherwise than in accordance with the aforesaid in this Paragraph 6 and for the execution of their undertaking according to this Agreement. Notwithstanding anything in this Agreement to the contrary, all joint evaluation and test results (including but not necessarily limited to Paragraph 3.4) shall be deemed to be the joint Confidential Information of the Parties, each of which shall have joint and equal rights to use such Confidential Information internally only.

6.3.
Upon termination of this Agreement for any reason whatsoever, each Party shall promptly return to the other Party all documentation and other tangible property which was received from the disclosing Party in respect of the Confidential Information, and any copies made thereof.

6.4.
The confidentiality undertakings contained herein shall remain in full force and effect for a period of five (5) years following the later of: (i) the termination of this Agreement, for any reason or for no reason; or (ii) from the end of the Term.

7.	Ownership of Intellectual Property Rights

7.1.
As between the Parties, all Intellectual Property Rights in any Invention (as such terms are defined in Paragraph 7.3) in the exclusive possession of a Party prior to signature of the Agreement or developed by it at any time outside the scope of the Agreement alone or in collaboration with one or more third parties ("Background Technology") shall remain the sole property of such Party. By way of example, all rights of CheckPoint in the Technology or any development and/or derivative thereof, shall remain its sole property. Conversely, by example, all rights of Helix in the Rotor or any development and/or derivative thereof, shall remain its sole property. At the end of the Development or Term, whichever is earlier, the Prototype shall be considered equally shared and owned and remain in CheckPoint’s possession, with all title, right and interest therein vested equally in CheckPoint and Helix in equal portion (50% by each Party).

7.2.
It is further understood and agreed that no Party’s Background Technology shall become technology developed under this Agreement and shall not become a Development Result (as defined below) merely because it is used by the other Party or incorporated into the Prototype (or any commercialized version thereof).

7.3.
As between the Parties, all rights, title and interest (including all patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual and industrial property rights throughout the world (collectively, “Intellectual Property Rights” ) in any inventions (whether or not patentable), works of authorship, mask works, ideas or information (“Inventions”) made or conceived or reduced to practice solely by one Party in the course of the Development under this Agreement (hereinafter collectively referred to as “Development Results”) , and not based on any Confidential Information of the other Party, shall be solely owned by the Party that created such Development Results.

7.4.
As between the Parties, all Intellectual Property Rights in any Inventions made or conceived or reduced to practice jointly by the Parties in the course of the Development under this Agreement (hereinafter collectively referred to as “Joint Development Results” shall be owned as follows:

7.4.1.	If a particular Joint Development Result relates primarily to CheckPoint Technology, they shall be owned solely by CheckPoint.

JOINT DEVELOPMENT AGREEMENT

7.4.2.	If a particular Joint Development Result relates primarily to the Helix Rotor, they shall be owned solely by Helix.

7.4.3.
If the Parties cannot agree, after exerting their best diligent good faith efforts, on whether a particular Joint Development Result relates primarily to CheckPoint’s Technology or Helix’s Rotor (including their respective related technology as per Paragraphs 2.1 and 2.3), then each Party will equally and jointly own the Intellectual Property Rights with respect only to such particular Joint Development Result. CheckPoint shall have the exclusive right within the Oil and Gas industry to unilaterally fully exploit such rights without further accounting to or consent from Helix (except to the minimum extent required under applicable law) except within the countries of Brazil, Argentina and Aruba. CheckPoint, however, will purchase from Helix (at the price tier of Helix’s best sales price to its Distributors or customers) any Rotor used in its exploitation within the Oil and Gas industry of such Intellectual Property Rights. Helix shall have the exclusive right within all other industries to unilaterally fully exploit such rights without accounting to or further consent from CheckPoint (except to the minimum extent required under applicable law) on a worldwide basis. Helix, however, shall purchase from CheckPoint (at the price tier of CheckPoint’s best sales price to it customers) compressors, pumps, and any other items sold by CheckPoint which is related to its Technology and used by Helix in the exploitation of Intellectual Property Rights, in all industries other than the Oil and Gas Industry. The Parties shall cooperate and do such things as may be reasonably necessary or prudent to obtain, maintain, and enforce Intellectual Property Rights in such Joint Development Results.

7.5.
The Parties hereby shall make any assignments necessary to accomplish the foregoing ownership provisions. In interpreting such provisions anything made or conceived or reduced to practice by an employee or contractor of a Party in the course of performance under this Agreement will be deemed so made or conceived or reduced to practice by that Party. A Party being assigned any Intellectual Property Right under this Agreement shall have the exclusive right to, and, at such Party’s expense, the assigning Party agrees to assist such Party in every proper way (including, without limitation, becoming a nominal party) to, evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time cooperate in the enforcement, maintenance, and defense of such Intellectual Property Right (all at the expense of the Party seeking to exploit such Intellectual Property Right). In the event that a Party is unable for any reason whatsoever to secure the other Party’s signature to any document it is entitled to under this Paragraph 7.4, the Party may seek enforcement of such provision of Paragraph 7.4 pursuant to binding arbitration before the American Arbitration Association “AAA”, located in Phoenix, Arizona, pursuant to the AAA’s Large, Complex Commercial Disputes Procedures.

8.	Strategic Partnership Relationship

8.1.
Upon the completion of the Development, the Parties shall commence to form the terms of a Strategic Partnership Agreement for the manufacturing, marketing and sale of the Prototype or commercial version thereof, which may be by means of purchase / supply from one Party to another or in any other commercial model agreed upon between the Parties.

9.	Representations by the Parties

9.1.
EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO INFORMATION AND/OR MATERIAL TO BE SUPPLIED BY ANY OF THEM TO THE OTHER, AS TO ANY INFRINGEMENT OF THIRD-PARTY RIGHTS, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE.

JOINT DEVELOPMENT AGREEMENT

9.2.
Each of the Parties hereby represents and warrants that: (i) it has the means and ability to duly carry out all of its undertakings pursuant hereto, including but not limited to the necessary know-how, manpower, finance and equipment, and the permits and licenses required under any law (if any); (ii) it has not assigned, transferred, licensed, pledged or otherwise encumbered any of its Background Technology or Intellectual Property Rights with respect thereto in a manner inconsistent with the terms of this Agreement, or agreed to do so; and (iii) it is not aware of any actual or potential violation, infringement or misappropriation of any third party rights (or any claim or potential claim thereof) by any of its Background Technology (or inherent in the development, use or production thereof) or Intellectual Property Rights with respect thereto.

9.3.
Each Party represents and warrants to the other Party that the execution and delivery of this Agreement and the fulfillment of the terms hereof: (i) will not constitute a default under or conflict with any agreement or other instrument to which it is a party or by which it is bound; and (ii) do not require the consent of any person or entity, which consent has not been acquired prior to the date hereof; and (iii) are and will not be precluded by any legal, commercial or other restriction.

9.4.	Except as provided herein, no license or other right is granted, by either of the Parties to the other one, by implication, estoppels or otherwise, under any jurisdiction or law.

10.	Term and termination

10.1.
The term of this Agreement shall be the earlier of three (3) years as of the Effective Date or upon the completion of the Development, manufacture, marketing and sale of the Joint Development Results, as mutually determined by the Parties.

10.2.
Upon the termination or expiration of this Agreement, the Parties shall each immediately return to the other Party any materials and Confidential Information which they may have received from such Party.

10.3.	Sections 6, 7 and 9-11 shall survive the termination of this Agreement.

10.4.
Either one of the Parties may terminate this Agreement if: (i) it is reasonably clear that the Development of the Prototype is not possible for technical reasons or a commercial version thereof is not commercially feasible; or (ii) if the other Party commits a breach of this Agreement and fails to cure such breach within reasonable time not to exceed thirty (30) days after written receipt of a demand to do so.

11.	Miscellaneous

11.1.
Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana and the United States of America, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved pursuant to binding arbitration before the American Arbitration Association “AAA”, located in Phoenix, Arizona, pursuant to the AAA’s Large, Complex Commercial Disputes Procedures.

11.2.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the matters referred to herein, and supersedes all prior understandings, promises, representations, agreements and negotiations between the Parties, oral and written.

JOINT DEVELOPMENT AGREEMENT

11.3.
Assignment and Amendment. This Agreement may not be assigned by either of the Parties to any third party without the consent of the other Party, except that a Party may assign and transfer this Agreement and its rights and obligations hereunder to any third party who succeeds to substantially all its business or assets. Subject to the foregoing, this Agreement is binding upon, inures to the benefit of, and is enforceable by each of the Party successors and assignees. This Agreement may not be amended or modified, except by the written consent of both Parties hereto.

11.4.
Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement each Party shall be and act as an independent contractor and not as partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.

11.5.	No failure or delay on the part of any Party hereto in exercising any right, power, or remedy hereunder shall operate as a waiver thereof.

11.6.
No liability or loss of rights hereunder shall result to either Party from delay or failure in performance caused by force majeure, that is, circumstances beyond the reasonable control of the Party affected thereby, including, without limitation, acts of God, fire, flood, war, government action, compliance with laws or regulations (including, without limitation, those related to infringement), strikes, lockouts or other serious labor disputes, or shortage of or inability to obtain material or equipment.

11.7.
Export Control. Each Party shall comply with all applicable export laws, restrictions, and regulations of any United States or foreign agency or authority and will not export or re-export, or authorize the export or re-export of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such laws, restrictions or regulations.

11.8.	Headings of Sections herein are for the convenience of the Parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

11.9.
In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or illegal by a court of competent jurisdiction, the same shall be deemed severable from the remainder thereof, and shall in no way affect, impair or invalidate any other covenant, condition or other provision therein contained. If such condition, covenant or other provision shall be deemed invalid due to its scope or breadth, such covenant, condition or other provision shall be deemed valid to the extent permitted by law.

11.10.
All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given if delivered personally upon delivery, if by facsimile or other confirmed electronic means upon successful transmission and if by registered mail within seventy-two (72) hours of posting to the addresses set forth in the preamble of this Agreement.

[Signature page follows]

JOINT DEVELOPMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

/s/ Andy Elliott CheckPoint By: Andy Elliott Title: CEO	/w/ Ian Gardner Helix By: Ian Gardner Title: CEO

JOINT DEVELOPMENT AGREEMENT

Exhibit A

General Description of Development Process Responsibilities

•	Technical Specifications: CheckPoint/Helix

•	Engineering Design: CheckPoint

•	S322 turbine minus electrical generator portion: Helix

•	Modifications to Turbine, if needed: Helix

•	Design for housing for compressor(s), if needed: Helix/CheckPoint

•	Fabrication of housing for compressor(s), if needed: CheckPoint

•	Pneumatic components: CheckPoint

•	Prototype construction: CheckPoint

•	Prototype testing plan: Helix/CheckPoint

•	Prototype testing: CheckPoint